Contact:
Brett Perryman
ir@bsig.com
(617) 369-7300

BrightSphere to Repurchase 4.1 Million Shares Held by HNA Capital
Accretive Transaction Enhances Existing Share Repurchase Activity

London, February 21, 2019 - BrightSphere Investment Group plc (NYSE: BSIG), a global, diversified multi-Affiliate asset management company, today announced that it will repurchase 4.1 million shares held by HNA Capital (“HNA”), at a price of $13.89 per share, the closing price of BrightSphere’s stock on February 20, 2019. The repurchase will be completed by February 25, 2019.

Upon completion of the transaction, together with open market share repurchases initiated in the fourth quarter of 2018 and continuing to date, BrightSphere has repurchased a total of 10.4 million shares, or 9.8% of shares outstanding, resulting in accretion of 8.5% to 2018 ENI per share. BrightSphere will continue to enhance shareholder value through opportunistic share repurchases, which could result in Paulson & Co. Inc.'s eventual ownership to be reduced below 24.95%.

The repurchase will be conducted under BrightSphere’s current share repurchase authorization and will be funded with cash on hand and available debt capacity under the Company’s $350 million revolving credit facility. Following the repurchase and accounting for both the previously disclosed earnout payment to Landmark Partners and the deferred tax asset deed settlement with Old Mutual plc, the ratio of BrightSphere’s third party borrowings to trailing twelve months Adjusted EBITDA will increase to approximately 2.1x based on debt and Adjusted EBITDA as of December 31, 2018.
Additionally, in preparation for additional repurchases, the Company entered into an agreement with Paulson & Co. Inc. to preserve the rights under the Shareholder Agreement it will receive pursuant to its transaction with HNA, which is expected to close in the first quarter of 2019.

About BrightSphere

BrightSphere is a global, multi-Affiliate asset management company with approximately $206.3 billion of assets under management as of December 31, 2018. Its diverse Affiliates offer leading, alpha generating investment strategies to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information, please visit the Company’s website at www.bsig.com.

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